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                                                                   EXHIBIT 11.01

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                             (DEBTOR IN POSSESSION)
      COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                                                       YEAR ENDED DECEMBER 31,
                                                                    ----------------------------
                                                                        1996            1995
                                                                    ------------    ------------
COMPUTATION OF INCOME (LOSS) PER COMMON SHARE:
  Net income/(loss) .............................................   $    (76,027)   $      3,162
  Dividend requirement on $2.4375 preferred stock ...............         (6,363)         (5,258)
                                                                    ------------    ------------

Net loss applicable to common stock .............................   $    (82,390)   $     (2,096)
                                                                    ============    ============

INCOME/(LOSS) PER COMMON SHARE--ASSUMING NO
  AND FULL DILUTION:
  Net income/(loss) .............................................   $      (5.17)   $       0.25
  Dividend requirement on $2.4375 preferred stock ...............          (0.43)          (0.42)
                                                                    ------------    ------------
Net loss per common share .......................................   $      (5.60)   $      (0.17)
                                                                    ============    ============

COMPUTATION OF WEIGHTED AVERAGE COMMON SHARES--
  PRIMARY:
  Weighted average number of common shares outstanding ..........     14,699,824      12,194,463
  Common shares issuable under incentive stock option plan ......                        828,750
  Less shares assumed repurchased with proceeds .................                       (487,861)
                                                                    ------------    ------------
                                                                      14,699,824      12,535,352
                                                                    ============    ============

COMPUTATION OF WEIGHTED AVERAGE COMMON SHARES--
  FULLY DILUTED:
  Weighted average number of common shares outstanding ..........     14,699,824      12,194,463
  Common shares issuable under incentive stock option plan ......                        828,750
  Less shares assumed repurchased with proceeds .................                       (451,229)
                                                                    ------------    ------------
                                                                      14,699,824      12,571,984
                                                                    ============    ============
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